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   As filed with the Securities and Exchange Commission on December 22, 2000

                                                                 File No.
                                                                         ------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   ----------


                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


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                          TBA ENTERTAINMENT CORPORATION
             (Exact name of registrant as specified in its charter)



                 DELAWARE                               62-1535897
 (State of incorporation or organization)  (I.R.S. Employer Identification No.)

         16501 VENTURA BOULEVARD
            ENCINO, CALIFORNIA                            91436
 (Address of principal executive offices)               (Zip Code)


                                   ----------


If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]


If this Form relates to securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction the registration of a class of A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:
Not Applicable.

Securities to be registered pursuant to Section 12(b) of the Act:

             TITLE OF EACH CLASS               NAME OF EACH EXCHANGE ON WHICH
             TO BE SO REGISTERED               EACH CLASS IS TO BE REGISTERED
             -------------------               ------------------------------

   Common Stock, par value $.001 per share         American Stock Exchange
  Redeemable Common Stock Purchase Warrants        American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of Class)


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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         The classes of securities to be registered hereunder are common stock, $.001 par value per share ("Common Stock"), of TBA Entertainment Corporation (the "Company") and redeemable common stock purchase warrants ("Warrants") of the Company.

         The Company's authorized capital stock consists of 20,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, par value $.001 per share ("Preferred Stock").

         Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Holders of Common Stock are also entitled to participate in any dividends declared by the Company's Board of Directors. However, the payment of any dividends to holders of Common Stock will be subject to any preferential dividend rights of any outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the common stockholders are entitled to receive ratably, subject to the rights of any outstanding Preferred Stock, the Company's net assets available after the Company pays or makes provision for all of its debts and other liabilities. Holders of the shares of Common Stock have no preemptive or conversion rights and the shares of Common Stock are not subject to further calls or assessment by the Company. There are no redemption or sinking fund provisions applicable to the shares of Common Stock.

         The Company has designated 557,143 shares of Preferred Stock as Series A Convertible Preferred Stock (the "Series A Preferred Stock"). Holders of shares of Series A Preferred Stock are not entitled to vote, except as required by applicable law. Each share of Series A Preferred Stock is convertible into one share of Common Stock at the option of the holder (i) if during the five-year period following the issuance of the Series A Preferred Stock the Company earned after tax net income for any fiscal year of at least $500,000, based on generally accepted accounting principles and (ii) at any time, in the event that 80% or more of the Company's Common Stock is acquired by an entity or individual not previously affiliated with the Company if the Common Stock has traded at an average bid price per share of $7.50 or more during the preceding 90 business days or if the acquisition price per share for the Company's Common Stock is $7.50 or more. The Series A Preferred Stock has a liquidation preference to the Common Stock equal to $0.03 per share. The Series A Preferred Stock does not have any preference on the payment of dividends and shall participate equally in all dividends on a share-for-share basis with the Common Stock. The outstanding shares of Series A Preferred Stock are validly issued, fully paid and nonassessable.

         In April and May 1996, the Company issued 1,351,455 Units (the "Units"), each Unit consisting of two shares of Common Stock and one Warrant. Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $6.25 per share, subject to adjustment upon the occurrence of certain events as provided in the Redeemable Warrant certificate and summarized below (such price as adjusted from time to time is called the "Exercise Price"). Unless previously redeemed, the Warrants may be exercised at any time during the period commencing on April 23, 1996 and ending on April 23, 2001 (such date being called the "Expiration Date"). The Warrants not previously exercised will expire on the Expiration Date. A holder of a Warrant will not be deemed to be a holder of the underlying Common Stock for any purpose whatsoever until the Warrant has been properly exercised. The Warrants are detachable and separately transferable.

         The Company currently has the right to redeem all, or less than all, of the Warrants at a redemption price of $.05 per Warrant after providing 30 days' prior written notice to the Warrant holders, if the average closing bid price of the Common Stock equals or exceeds $10.00 per share for a minimum of 20 consecutive trading days ending within 15 days prior to the date of the notice of redemption. The written notice of redemption will be sent by first class mail to the holders of Warrants at their last known addresses appearing on the registration records maintained by the Company's transfer agent. No other form of notice or publication or otherwise will be required. If the Warrants are called for redemption they must be exercised prior to the close of business on the business day next preceding the specified redemption date (the "Redemption Date") or the right to exercise will lapse.

         A Warrant holder may exercise Warrants only if an appropriate registration statement is then in effect with the Commission and if the shares of Common Stock underlying the Warrants are qualified for sale under the securities laws of the state in which the holder resides. The Company has agreed to use its best efforts to maintain a current


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registration statement while the Warrants are exercisable and to maintain current qualifications for sale of the shares of Common Stock underlying the Warrants under the securities laws of those states in which the Units were initially qualified for sale. Warrants may be deprived of value if a current registration statement covering the Common Stock issuable upon exercise of the Warrants is not maintained or if the Common Stock is not qualified for sale in the state in which a Warrant holder resides.

         The Warrants may be exercised by delivery to the Company's transfer agent of the applicable Warrant certificate on or prior to the Expiration Date or the Redemption Date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full Exercise Price for the number of Warrants being exercised. Fractional shares of Common Stock will not be issued upon exercise of the Warrants.

         The Exercise Price is subject to adjustment if the Company (i) declares any stock dividend to shareholders, excluding any cash dividends paid out of retained earnings of the Company or (ii) effects any split or share combination with respect to its Common Stock. Therefore, if the Company effects any stock split or stock combination with respect to its Common Stock, the exercise price in effect immediately prior to such stock split or combination will be proportionately reduced or increased, as the case may be. Any adjustment of the Exercise Price will also result in an adjustment of the number of shares purchasable upon exercise of a Warrant or, if the Company so elects, an adjustment of the number of Warrants outstanding.

         The Common Stock and Warrants have previously been registered pursuant to Section 12(g) of the Exchange Act (File No. 000-22582) and quoted on the Nasdaq National Market System under the symbols "TBAE" and "TBAE W," respectively.


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ITEM 2.  EXHIBITS

         The following exhibits are filed as part of this Registration
Statement:


   Exhibit No.      Description

        1. Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K dated April 21, 1997).

        2. Certificate of Designations of the Company's Series A Convertible Preferred Stock (incorporated herein by reference to Exhibit 4.3 of the Company's Current Report on Form 8-K dated April 21, 1997).

        3. Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 of the Registrant's Current Report on Form 8-K dated April 21, 1997).

        4. Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K dated April 21, 1997).

        5. Specimen Warrant Certificate (incorporated herein by reference to Exhibit 4.3 of the Company's Registration Statement on Form SB-2 (Registration Number 33-97980) filed on October 10, 1995).




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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                         TBA ENTERTAINMENT CORPORATION


                         By:   /s/ Thomas Jackson Weaver III
                              --------------------------------------------------
                                   Thomas Jackson Weaver III, Chairman of the
                                   Board, Chief Executive Officer and President

Date: December 22, 2000